Exhibit 10.10

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is among Alkermes, Inc., a Pennsylvania corporation (including its parent, subsidiaries and other affiliates and its and their successors and assigns, “Alkermes”), Caroline Loew (the “Executive”), and, effective as of the Mural Effective Date (as defined below), Mural Oncology, Inc., a Delaware corporation (including its parent, subsidiaries and other affiliates and its and their successors and assigns, “Mural”).

WHEREAS, Alkermes desires to employ the Executive and the Executive desires to be employed by Alkermes commencing on the Start Date (as defined below) on the terms and conditions contained herein;

WHEREAS, Alkermes plc is in the process of separating its oncology business into an independent publicly-traded company, Mural Oncology plc (the “Spin-Off”);

WHEREAS, the date such Spin-Off is completed is referred to herein as the “Mural Effective Date”;

WHEREAS, subject to, and effective as of the Mural Effective Date, the parties desire that the Executive become employed by Mural; and

WHEREAS, the entity that at which the Executive is employed at a given time (Alkermes or Mural) is referred to herein as the “Employer.”

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Employment.

(a)    Term. The term of this Agreement shall commence on a mutually agreed upon date no later than June 5, 2023 (the “Start Date”) and shall continue until terminated in accordance with the provisions of Section 3 (such period referred to herein as the “Term”). The Executive’s Employment with both Alkermes and Mural is not subject to any fixed term and is “at will.”

(b)    Position and Duties.

(i)    Upon the Start Date, the Executive shall commence employment with Alkermes. The Executive’s role at Alkermes will be as a Strategic Advisor reporting to the Chief Executive Officer of Alkermes (the “Alkermes CEO”). Prior to the Mural Effective Date, the Executive will have the right to attend, as an observer, any portion of meetings of the Board of Directors of Alkermes plc (the “Alkermes Board”) at which discussions regarding the Spin-Off are held and Alkermes shall provide the Executive reasonable advance notice of any such meeting.

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(ii)    As of the Mural Effective Date:

(A)    The Executive’s employment with Alkermes will automatically end, without further liability to Alkermes except with respect to any earned but unpaid compensation owed by Alkermes to Executive or as otherwise specifically provided in this agreement, and the Executive’s employment with Mural will begin;

(B)    the Executive will assume the role of Mural plc’s President & Chief Executive Officer (referred to herein as the “Mural CEO”) on a full time basis;

(C)    Mural Oncology plc’s Board of Directors (the “Mural Board”) will nominate and recommend to the shareholders of Mural Oncology plc that the Executive be elected to serve as a member of the Mural Board upon the Mural Effective Date and whenever the Executive is scheduled to stand for election or stands for reelection to the Mural Board at any of Mural plc’s annual shareholder meetings during the Term for so long as Executive is the CEO of Mural, with the Executive serving as a member of Mural’s Board for no additional compensation; and

(iii)    the Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Employer, subject to the exceptions described in Section 4 of Exhibit B and Exhibit C hereto.

(c)    Alkermes may appoint the Executive as the Mural CEO and/or as a director of Mural prior to the Mural Effective Date for purposes of executing agreements and filings related to the Spin-Off.

(d)    Place of Employment. The Executive’s principal place of employment with the Employer will be at Mural’s headquarters, located in Waltham, Massachusetts. The Executive will be required to travel for business as the Executive’s duties require or as reasonably requested by the Alkermes CEO or the Mural Board, as applicable.

2.    Compensation and Related Matters.

(a)    Base Salary. The Executive’s initial annual base salary rate shall be $585,000 per year, which shall be subject to annual review. Such review, prior to the Mural Effective Date, shall be by the Alkermes CEO and, after the Mural Effective Date, shall be by the Mural Board or the Compensation Committee of the Mural Board (the “Mural Compensation Committee”). The Executive’s annual base salary in effect at any given time is referred to herein as the “Base Salary.” The Base Salary shall be payable in a manner that is consistent with usual payroll practices for senior executives of the Employer.

(b)    Incentive Compensation. The Executive shall be eligible to receive annual cash incentive compensation (the “Annual Bonus”) and the Executive’s initial target Annual Bonus amount shall be 55% of the Executive’s Base Salary. The Executive’s target Annual Bonus in effect at any given time is referred to herein as the “Target Bonus.” Any Annual Bonus for calendar year 2023 shall be prorated based on the Start Date. The actual amount of the Executive’s Annual Bonus, if any, shall be determined in the sole discretion of the Mural Board or the Mural

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Compensation Committee, based on the achievement of pre-established performance criteria developed by the Mural Board or the Mural Compensation Committee with input from the Executive; provided, that if the Mural Effective Date has not occurred by the time Alkermes’ 2023 annual cash incentive compensation is determined, the Executive’s Annual Bonus for calendar year 2023 will be determined by the Alkermes CEO. Except as provided in the Section 4 or Section 5 below, as applicable, to receive any Annual Bonus, the Executive must be employed by the Employer on the last day of the applicable calendar year, and any earned Annual Bonus shall be paid no later than March 15th of the year following the year with respect to which such Annual Bonus is earned.

(c)    Sign-on Bonus.

(i)    The Executive will receive a sign-on bonus in the aggregate amount of $280,000, payable in two installments (the “Sign-on Bonus”), subject to the Executive’s continuous employment with the Employer through the applicable bonus payment date, except as provided in Section 4 or Section 5, as applicable, below.

(ii)    The first installment, in the gross amount of $100,000, shall be paid within 30 days after the Start Date.

(iii)    The second installment in the gross amount of $180,000, shall be paid within 30 days after the Mural Effective Date.

(iv)    Any previously paid installment of the Sign-on Bonus is subject to repayment in the event that: (1) the Executive voluntarily separates from employment with the Employer without Good Reason (as defined below) or (2) the Executive’s employment is terminated by the Employer for Cause (as defined below), in each case, within six months following the date such installment of the Sign-on Bonus is paid.

(d)    Equity Awards.

(i)    Alkermes New Hire Award. Subject to approval by the Compensation Committee of the Alkermes Board, on the next monthly Alkermes new hire grant date following the Start Date (the “Alkermes Grant Date”), Alkermes shall grant to the Executive equity awards with respect to ordinary shares, par value $0.01 per share, of Alkermes plc (“Alkermes Ordinary Shares”) with an aggregate grant date fair value equal to 2.0% of the estimated overall value of Mural plc on the Mural Effective Date (the “Alkermes Initial Awards”). The Alkermes Initial Awards shall be 65% in the form of an option (the “Alkermes Option”) to purchase Alkermes Ordinary Shares and 35% in the form of restricted stock units entitling the Executive to acquire Alkermes Ordinary Shares (the “Alkermes RSU Award”). The Alkermes Initial Awards shall be subject to the terms and conditions of the Alkermes plc 2018 Stock Option and Incentive Plan, as amended, and the applicable award agreements. The Alkermes Option shall vest as to 25% of the Alkermes Ordinary Shares underlying the Alkermes Option on the first anniversary of the Alkermes Grant Date and as to the remaining 75% of the Alkermes Ordinary Shares underlying the Alkermes Option in 12 equal quarterly installments on each quarterly anniversary of the Start Date thereafter. The exercise price of the

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Alkermes Option shall be equal to the closing price of an Alkermes Ordinary Share on the Nasdaq Global Select Market on the Alkermes Grant Date. The Alkermes RSU Award shall vest in four equal annual installments, with the first installment vesting on the first anniversary of the Alkermes Grant Date and the remaining three installments vesting on each of the next three anniversaries of the Start Date. Except as provided in Section 5 below or in connection with the Executive’s termination of employment with Alkermes and immediate employment with Mural in connection with the Spin-Off, or as otherwise determined by the Compensation Committee of the Alkermes Board or the Mural Board or the Mural Compensation Committee, as applicable, any unvested portion of the Alkermes Initial Awards shall automatically terminate and be forfeited upon the termination of the Executive’s employment with the Employer for any reason. On the Mural Effective Date, and in connection with the Executive’s termination of employment with Alkermes and immediate employment with Mural, the Alkermes Initial Awards shall be converted into equity awards, subject to substantially the same terms and conditions, with respect to Mural Ordinary Shares (as defined below).

(ii)    Mural New Hire Award. Subject to approval by the Mural Board or the Mural Compensation Committee, on the fifth business day following the end of the trading day period used to determine the Mural Stock Price (as defined in the Employee Matters Agreement to be entered into by and between Alkermes and Mural), Mural shall grant to the Executive Mural Oncology plc equity awards such that the Executive holds equity awards covering ordinary shares, par value $0.01 per share, of Mural plc (“Mural Ordinary Shares”) equal to 3.5% of the aggregate outstanding equity of Mural plc (the “Mural Initial Awards”). The Mural Initial Awards shall be 65% in the form of an option (the “Mural Option”) to purchase Mural Ordinary Shares and 35% in the form of restricted share units entitling the Executive to acquire Mural Ordinary Shares (the “Mural RSU Award”). The Mural Initial Awards shall be subject to the terms and conditions of the applicable Mural equity incentive plan and the applicable award agreements. The Mural Option shall vest as to 25% of the Mural Ordinary Shares underlying the Mural Option on the first anniversary of the Mural Effective Date and as to the remaining 75% of the Mural Ordinary Shares underlying the Mural Option in 12 equal quarterly installments on each quarterly anniversary of the Mural Effective Date thereafter. The exercise price of the Mural Option shall be equal to the closing price of a Mural Ordinary Share on the national securities exchange on which the Mural Ordinary Shares are listed on the date of grant of the Mural Option. The Mural RSU Award shall vest in four equal annual installments on each of the first four anniversaries of the Mural Effective Date. Except as provided in Section 5 below or as otherwise determined by the Mural Board or the Mural Compensation Committee, any unvested portion of the Mural Initial Awards shall automatically terminate and be forfeited upon the termination of the Executive’s employment with Mural for any reason.

(iii)    Future Equity Awards. After the Mural Effective Date, the Executive will be entitled to participate in Mural’s equity incentive program as may be in effect from time to time in accordance with the terms determined by the Mural Board or the Mural Compensation Committee.

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(e)    Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with, and subject to, the policies and procedures then in effect and established by the Employer for its senior executives.

(f)    Other Benefits; General. The Executive shall be eligible to participate in or receive benefits under the employee benefit plans of the Employer in effect from time to time, subject to the terms of such plans and on a basis no less favorable than that applicable to other similarly situated executives and key management employees of the Employer (disregarding age and service differences). As used herein, the term “employee benefit plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Employer on the date hereof for employees of the same status within the hierarchy of the Employer. During the Term, the Executive shall be entitled to participate in any employee benefit plan on a basis no less favorable than that applicable to other similarly situated executives and key management employees of the Employer (disregarding age and service differences), which may, in the future, be made available by the Employer to its executives and key management employees, subject to the terms of such plans.

(g)    Vacations. During the Term, the Executive shall be entitled to paid vacation in accordance with the applicable vacation policy of the Employer. The Executive shall also be entitled to all paid holidays given by the Employer to its executives.

3.    Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)    Death. The Executive’s employment hereunder shall terminate upon Executive’s death.

(b)    Disability. The Employer may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question arises as to whether, during any period, the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive fails to submit such certification, the determination of the Employer of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

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(c)    Termination by Alkermes or Mural for Cause. The Employer may terminate the Executive’s employment hereunder for Cause if such termination is approved by, if prior to the Mural Effective Date, the Alkermes CEO or, if following the Mural Effective Date, the Mural Board at a meeting of the Mural Board at which the Executive does not participate and that is called and held for such purpose. For purposes of this Agreement, “Cause” shall mean any of the following: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the Alkermes Board or Mural Board, as applicable; (B) dishonesty to the Alkermes Board or the Mural Board, as applicable, with respect to any material matter; or (C) misappropriation of funds or property of Alkermes or Mural or any of their subsidiaries or affiliates other than the occasional, customary and de minimis use of Alkermes or Mural property for personal purposes; (ii) the commission by the Executive of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would result in material injury or material reputational harm to Alkermes or Mural or any of their subsidiaries if the Executive was to continue to be employed in the same position; (iv) repeated failure (i.e., more than two occasions in any 12 month period) in any material respect to perform the Executive’s duties under this Agreement (other than by reason of the Executive’s physical or mental illness, incapacity or disability), but only after the Executive has been afforded at least 30 days’ following written notice of such alleged failure from the Mural Board (or Alkermes’ CEO during the period of the Executive’s employment with Alkermes) to cure such alleged failure; (v) a material violation by the Executive of any of Alkermes’ or Mural’s, as applicable, written employment policies relating to its or their business customers, vendors or employees; or (vi) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by Alkermes or Mural, as applicable, to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)    Termination Without Cause. The Employer may terminate the Executive’s employment hereunder at any time without Cause if such termination is approved by, if prior to the Mural Effective Date, the Alkermes CEO or, if following the Mural Effective Date, the Mural Board at a meeting of the Mural Board at which the Executive does not participate and that is called and held for such purpose. Any termination by the Employer of the Executive’s employment under this Agreement that does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)    Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the Good Reason Process (defined below) following the occurrence of any of the following “Good Reason Conditions”: (i) a material diminution in the Executive’s

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responsibilities and duties as Strategic Advisor to the Alkermes CEO that occurs prior to the Mural Effective Date or as Mural CEO that occurs after the Mural Effective Date (for the avoidance of doubt, a Sale Event of Alkermes (as defined in the Alkermes 2018 Stock Option and Incentive Plan, as amended) or a sale of all or substantially all of the oncology business (rather than a separation or Spin-Off), in each case, prior to the Mural Effective Date shall be deemed to result in a material diminution in the Executive’s responsibilities and duties) (ii) a material diminution in the Executive’s title or authority or requiring the Executive to report to anyone other than the Alkermes CEO prior to the Mural Effective Date or anyone other than the Mural Board after the Mural Effective Date; (iii) a material diminution in the Executive’s Base Salary or Target Bonus except for across-the-board salary reductions (of no more than 10%) (and resulting reduction to Executive’s target bonus) similarly affecting all senior management employees of Alkermes (before the Mural Effective Date) or Mural (after the Mural Effective Date); (iv) a material change in current headquarters of Mural such that there is an increase of at least 40 miles of driving distance for the Executive between its prior and new locations; or (v) a material breach of this Agreement by Alkermes or Mural. “Good Reason Process” means that (A) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (B) the Executive notifies the Employer in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (C) the Executive cooperates in good faith with the Employer’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason Condition continues to exist; and (E) the Executive terminates the Executive’s employment within 60 days after the end of the Cure Period. If the Employer cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)    Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Employer or any termination by the Executive shall be communicated by written Notice of Termination to the Executive or the Employer. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and the Date of Termination, if applicable, in accordance with and as defined in Section 3(g) below.

(g)    Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Employer for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Employer under Section 3(d), the date specified by the Employer in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.

4.    Compensation Upon Termination.

(a)    Accrued Benefits. If the Executive’s employment with the Employer is terminated for any reason, the Employer shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of

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Termination; (ii) the actual amount of the Annual Bonus that was earned with respect to the calendar year prior to the year in which the Date of Termination Occurs (the “Prior Year’s Earned Bonus”) but that remains unpaid as of the Date of Termination; (iii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of this Agreement); (iv) any accrued but unused vacation that accrued through the Date of Termination; and (v) any vested benefits the Executive may have under any employee benefit plan of the Employer, including without limitation any benefits that may accrue on the Executive’s retirement from the Company, to the extent applicable (clauses (i), (ii), (iii), (iv) and (v) collectively, the “Accrued Benefits”). The Accrued Benefits shall be paid on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination or in accordance with the applicable plan document. To the extent applicable, the Executive shall be deemed to have resigned from all applicable officer, board member and other positions that the Executive holds with Alkermes or Mural or any of their respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be reasonably requested to confirm or effectuate any such resignations. Notwithstanding anything to the contrary in this Agreement, the termination of the Executive’s employment with Alkermes on the Mural Effective Date to commence employment with Mural as a result of the Spin-Off shall not constitute a severance-eligible termination, and no severance or change in control benefits will be paid or provided in or upon such event.

(b)    Termination In Connection with Failure to Close Spin-off. If (i) Alkermes terminates the Executive’s employment without Cause on or prior to September 30, 2024 in connection with Alkermes’ public announcement that the Spin-Off will not move forward; or (ii) the Spin-Off is not completed on or prior to September 30, 2024 and the Executive terminates the Executive’s employment within 60 days thereafter (the events in clauses (i) or (ii) referred to herein as a “Failed Spin Termination”), then, the Executive will be entitled to receive the Accrued Benefits and review and provide reasonable comments (which shall not be unreasonably denied) to the public announcement that the Spin-Off will not move forward, and subject to the Executive signing and not revoking a general release of claims against Alkermes and/or Mural, as applicable, substantially in the form attached hereto as Exhibit A (the “Release”), within the time provided in the Release but in no event later than 60 days following the Date of Termination (the “Release Condition”):

(i)    Alkermes shall pay the Executive one times the sum of (A) the Base Salary plus (B) the higher of (1) the Target Bonus or (2) the Prior Year’s Earned Bonus;

(ii)    subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Alkermes shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that Alkermes would have made to provide health insurance to the Executive if the Executive had remained employed by Alkermes until the earliest of (A) the 12-month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if Alkermes determines that it

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cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then Alkermes shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on Alkermes’ regular payroll dates;

(iii)    the Executive shall not be required to repay any portion of the Sign-on Bonus paid to the Executive; and

(iv)    Alkermes shall pay the Executive an amount equal to the Target Bonus in effect for the year in which the Date of Termination occurs, pro-rated for the number of days the Executive is employed by Alkermes in the year of termination.

The amounts payable under Sections 4(b)(i) and (iv) (and Section 4(b)(ii) to the extent taxable) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(c)    Termination by Alkermes or Mural Without Cause or by the Executive with Good Reason Outside the Change in Control Period. During the Term, if Executive’s employment is terminated by the Employer without Cause or by Executive for Good Reason (but excluding a Failed Spin Termination), and such termination occurs outside of the Change in Control Period (as defined below), then, in addition to the Accrued Benefit, and subject to the Release Condition:

(i)    The Employer shall pay the Executive an amount equal to the sum of (A) 15 months of Base Salary plus (B) 1.25 times the higher of (1) the Target Bonus or (2) Prior Year’s Earned Bonus;

(ii)    subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Employer shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Employer would have made to provide health insurance to the Executive if the Executive had remained employed by the Employer until the earliest of (A) the 15-month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Employer determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law

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(including, without limitation, Section 2716 of the Public Health Service Act), then the Employer shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Employer regular payroll dates;

(iii)    the Employer shall pay the Executive an amount equal to the Target Bonus in effect for the year in which the Date of Termination occurs, pro-rated for the number of days Executive is employed by Alkermes or Mural in the year of termination;

(iv)    if not yet paid prior to the Date of Termination, the Employer shall pay the Executive the second installment of the Sign-on Bonus on the first payroll date following the effective date of the Release; and

(v)    the Executive shall not be required to repay any portion of the Sign-on Bonus paid to Executive.

The amounts payable under Sections 4(c)(i) and (iii) (and Section 4(c)(ii), to the extent taxable), shall be paid out in substantially equal installments in accordance with the Employer payroll practice over 15 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5.    Mural Change in Control Severance Benefits. The provisions of this Section 5 shall apply in lieu of, and expressly supersede, the provisions of Section 4 regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs after the Mural Effective Date and within the Change in Control Period. This Section 5 does not apply prior to the Mural Effective Date, and does not apply to a termination of employment with Alkermes.

(a)    Change in Control Benefits. During the Term, if the Executive’s employment is terminated after the Mural Effective Date by Mural without Cause or if the Executive resigns from Mural after the Mural Effective Date for Good Reason, in either case, during the Change in Control Period, then, in addition to the Accrued Benefit:

(i)    Mural shall pay the Executive a lump sum payment in an amount equal to the sum of (A) two times Base Salary and (B) two times the higher of (1) the Target Bonus or (2) or the Prior Year’s Earned Bonus;

(ii)    subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, Mural shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that Mural

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would have made to provide health insurance to the Executive if the Executive had remained employed by Mural until the earliest of (A) the 18-month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if Mural determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then Mural shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on Mural’s regular payroll dates;

(iii)    all outstanding Mural equity-based awards (including, for the avoidance of doubt, the Initial Alkermes Awards, which shall be converted into Mural equity awards in connection with the Spin-Off) held by the Executive shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the Date of Termination;

(iv)    if not yet paid prior to the Date of Termination, Mural shall pay the Executive on the next regularly scheduled payroll following the Date of Termination the second installment of the Sign-on Bonus; and

(v)    the Executive shall not be required to repay any portion of the Signing Bonus paid to the Executive.

The amounts payable under Section 5(a)(i) (and Section 5(a)(ii), to the extent taxable) shall be paid or commence to be paid on the next regularly scheduled payroll after the Date of Termination.

(b)    Section 280G.

(i)    In the event that the amount of any compensation, payment or distribution by Alkermes or Mural to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher after tax amount than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and

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acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Employer (the “Accounting Firm”), which shall provide preliminary detailed supporting calculations to the Employer and the Executive at least 15 business days prior to the Change in Control and final detailed supporting calculations to the Employer and the Executive within three business days following the Change of Control or the Date of Termination, as applicable, or at such earlier time as is reasonably requested by the Employer or the Executive. Any determination by the Accounting Firm shall be binding upon the Employer and the Executive.

(c)    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Change in Control” During the period of Executive’s employment with Mural, after the Mural Effective Date, “Change in Control” shall mean:

(A)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than Mural Oncology plc, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of Mural Oncology plc or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Mural Oncology plc representing 50% or more of the combined voting power of Mural Oncology plc’s then outstanding securities having the right to vote in an election of the Mural Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from Mural Oncology plc);

(B)    the date a majority of the members of the Mural Oncology plc Board is replaced during any 24-month period by directors whose appointment or election is not endorsed by a majority of the members of the Mural Oncology plc Board before the date of the appointment or election; or

(C)    the consummation of (1) any consolidation or merger of Mural Oncology plc where the stockholders of Mural Oncology plc, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of Mural Oncology plc issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (2) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Mural Oncology plc.

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Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by Mural Oncology plc which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50% or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Mural) and immediately thereafter beneficially owns 50% or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (A).

(i)    The “Change in Control Period” shall mean the period beginning on the day a Change in Control occurs and ending 24 months following the Change in Control.

6.    Section 409A.

(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Employer determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Employer or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment,

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then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).

(d)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to any party.

7.    Continuing Obligations; Restrictive Covenants Agreement. As a condition of employment, the Executive is required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement with Alkermes, attached hereto as Exhibit B, and Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement with Mural, attached as Exhibit C (which shall take effect as of the Mural Effective Date) (the “Restrictive Covenants Agreements”). The Executive acknowledges and agrees that the Executive received the Restrictive Covenants Agreements with this Agreement.

8.    Arbitration. Any controversy arising out of or relating to this Agreement shall be settled exclusively by binding arbitration under the auspices of JAMS in Boston, Massachusetts, in accordance with the JAMS Employment Arbitration Rules. The costs of any such arbitration proceedings (not including attorneys’ fees) shall be borne by Alkermes or Mural, as applicable. If the Executive prevails with respect to a claim which is the subject matter of the dispute, Alkermes or Mural, as applicable, shall promptly reimburse the Executive for reasonable attorneys’ fees incurred. The location for the arbitration shall be in Massachusetts. Notwithstanding the foregoing, Alkermes or Mural may proceed in court, without seeking arbitration, to enforce any confidentiality or restrictive covenant obligation. To the extent any court action is permitted consistent with this paragraph, the Executive, Alkermes and Mural waive, or in the case of Mural shall waive, any right to a jury.

9.    Consent to Jurisdiction. To the extent consistent with Section 8, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.    Integration. This Agreement, the Deed of Indemnification to be dated as of the first day the Executive performs any functions of, or signs any documents as, the Mural CEO, and the Indemnification Agreement to be dated as of the first day the Executive performs any functions of, or signs any documents as, the Mural CEO, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties concerning such subject matter. For the avoidance of doubt, the Deed of Indemnification and the Indemnification Agreement shall provide indemnification protections that are no less protective than those provided to the Alkermes CEO as of the date of this Agreement.

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11.    Withholding. All payments made by Alkermes and Mural to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by Alkermes or Mural under applicable law.

12.    Assignment; Successors and Assigns. Neither the Executive nor Alkermes or Mural may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that Alkermes or Mural may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreements) without the Executive’s consent to any affiliate or to any person or entity with whom Alkermes or Mural, as applicable, shall hereafter effect a reorganization or consolidation, into which Alkermes or Mural merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive, Alkermes and Mural, and each of the Executive’s and Alkermes or Mural’s respective successors, executors, administrators, heirs and (in the case of Alkermes and Mural) permitted assigns. As of the Mural Effective Date, Alkermes shall automatically cease to be a party to this Agreement (but, to avoid doubt, shall not cease to be a party to Exhibit A), provided that Alkermes shall remain liable for any earned but unpaid compensation owed to Executive arising from periods prior to the Mural Effective Date, or as otherwise specifically provided in this agreement.

13.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenant Agreements) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.    Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with Alkermes or Mural or, in the case of Alkermes or Mural, at its main offices, attention of the Board.

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17.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of, prior to the Mural Effective Date, Alkermes or, after the Mural Effective Date, Mural.

18.    Effect of Mural Effective Date; Responsibilities and Liability of Mural and Alkermes. Notwithstanding anything to the contrary in this Agreement: (i) until the Mural Effective Date, Mural shall have no liability under this Agreement and after the Mural Effective Date, Alkermes shall have no liability under this Agreement, in either case except with respect to any earned but unpaid compensation owed by Alkermes to Executive or as otherwise specifically provided in this agreement; and (ii) in no event shall Alkermes be liable for any breach of this Agreement by Mural and in no event shall Mural be liable for any breach of this Agreement by Alkermes.

19.    Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

20.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement.

ALKERMES, INC.

By:	/s/ Stephen Schiavo
Its:	SVP, Human Resources

MURAL ONCOLOGY, INC.

By:	/s/ Iain M. Brown
Its:	Director

EXECUTIVE

/s/ Caroline Loew
Caroline Loew